Exhibit 10.8
Schedule of Board Fees

The Compensation Committee and Board of Directors of Lakeland Financial Corporation adopted the following fee schedule effective January 1, 2011:

Annual Director Retainer:	$25,000
Annual Audit Committee Chairman Retainer:	$29,000
Annual Lead Director and Compensation Committee Chairman Retainer:	$29,000
Annual Governance Committee Chairman Retainer:	$26,000
Board Meeting Fee:	$1,000	per meeting
Committee Meeting Fee:	$700	per meeting
Annual stock grant:	1,000	shares